Exhibit 10.3
[Liberty Global Class __]

LIBERTY GLOBAL 2023 INCENTIVE PLAN

(Amended and Restated Effective November 23, 2023)

PERFORMANCE SHARE UNITS AGREEMENT
THIS PERFORMANCE SHARE UNITS AGREEMENT (“Agreement”) is made as of __________________ ___, 20__, by and between LIBERTY GLOBAL LTD., a Bermuda exempted company limited by shares (the “Company”), and the individual whose name, address, and employee number appear on the signature page hereto (the “Grantee”).
The Company’s predecessor, Liberty Global plc, adopted the Liberty Global 2023 Incentive Plan effective June 14, 2023, as amended and restated effective November 23, 2023 (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.
The Company’s Compensation Committee (the “Committee”), appointed by the Company’s board of directors pursuant to Article 3 of the Plan to administer the Plan, has determined that it is in the best interest of the Company and its Shareholders to award performance-based restricted share units to the Grantee effective as of March 25, 2024 (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries, and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.    Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the U.K. Companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.
“Cause” has the meaning specified for “cause” in Section 13.2(c) of the Plan.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific code section shall include any successor section.
“Committee” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.
“Earned Percentage” means the percentage determined by the Committee after the end of the Performance Period in accordance with the terms set forth in Appendix A taking into account the level of achievement of the Performance Metric set forth in Appendix A during the Performance Period.
“Earned Performance Share Units” means the number of Performance Share Units that, following the completion of the Performance Period, and in accordance with Section 3, the Grantee is determined to have earned under this Agreement, subject to reduction, forfeiture, or acceleration during the Service Period in accordance with Sections 4, 5, 6, or 7, as applicable.
“Good Reason” for the Grantee to resign from his or her employment or service with the Company and its Subsidiaries means that any of the following occurs, is not consented to by the Grantee, and, except for purposes of Section 6(b), is not the result of the Grantee’s poor performance:
(i)    any material diminution in the Grantee’s base compensation;
(ii)    the material diminution of the Grantee’s official position or authority, but excluding isolated or inadvertent action not taken in bad faith that is remedied promptly after notice; or
(iii)    the Company requires the Grantee to relocate his/her principal business office to a different country.
For the Grantee’s Termination of Service to constitute resignation for Good Reason, the Grantee must notify the Committee in writing within 30 days of the occurrence of such event that Good Reason exists for resignation, the Company must not have taken corrective action within 60 days after such notice is given so that Good Reason for resignation ceases to exist, and the Grantee must terminate his or her employment with the Company and its Subsidiaries within six months after such notice is given or such longer period (but in any event not to exceed two years following the initial occurrence of such event) as may be required by the provisions of any employment agreement or other contract or arrangement with the Company or its Subsidiaries to which the Grantee is a party.
“Grant Date” has the meaning specified in the recitals to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LBTY__” or “Share” means the Liberty Global Class __ common shares, nominal value $0.01 per share, of the Company.

“Performance Metric” means the performance goal established by the Committee pursuant to Section 10.2 of the Plan and set forth in Appendix A hereto.
“Performance Period” means that period of time commencing on March 21, 2025 and ending on December 31, 2027.
“Performance Share Unit” is a Restricted Share representing the right to receive one share of LBTY__, subject to the performance and other conditions and restrictions set forth herein and in the Plan.
“Plan” has the meaning specified in the recitals to this Agreement.
“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
“Required Withholding Amount” has the meaning specified in Section 16(a) of this Agreement.
“Retirement” has the meaning specified in Section 2.1 of the Plan.
“RSU Dividend Equivalents” with respect to a Performance Share Unit means, to the extent specified by the Committee only, an amount equal to all cash and non-cash dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Performance Period and Service Period with respect to one share of LBTY__.
“Section 409A” means Section 409A of the Code and related Regulations and U.S. Department of the Treasury pronouncements.
“Service Period” means the period beginning on January 1 immediately following the expiration of the Performance Period and ending on the Vesting Date of that calendar year.
“Target Performance Share Units” means the initial number of Performance Share Units granted to the Grantee pursuant to this Agreement, with such number subject to adjustment or forfeiture in accordance with the terms of this Agreement and the Plan.
“Termination of Service” means the termination for any reason, including by reason of a sale, assignment, or other disposition of a Subsidiary by the Company resulting in the Subsidiary no longer being a “Subsidiary” as defined in the Plan, of the Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee, or independent contractor. Whether any leave of absence constitutes a Termination of Service will be determined by the Committee subject to Section 13.2(d) of the Plan. Unless the Committee otherwise determines, neither transfers of employment among the Company and its Subsidiaries, nor a change in Grantee’s status from an independent contractor to an employee will be a Termination of Service for purposes of this Agreement. Unless the Committee otherwise determines, however, any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to Grantee, any amounts otherwise payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before Grantee “separates from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 16(c) of this Agreement.
“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 4(b) of this Agreement.
“Vesting Date” means the date on which the Performance Share Units cease to be subject to a risk of forfeiture or vest, as determined in accordance with this Agreement and the Plan.
2.    Grant of Target Performance Share Units. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of Target Performance Share Units set forth on the signature page hereto, subject to the terms, conditions, and restrictions set forth herein and in the Plan.
3.    Performance Conditions For Performance Period.
(a)    The Performance Metric established by the Committee for the Performance Period is set forth on Appendix A attached hereto and made a part hereof for all purposes. The Earned Performance Share Units for the Grantee shall initially be determined by multiplying the number of Target Performance Share Units by the Earned Percentage determined by the Committee in accordance with Appendix A.
(b)    Following the close of the Performance Period, the Committee shall certify the extent to which the Performance Metric has been achieved and the calculation of the Earned Percentage. The Committee may, but shall not be obligated to, engage an independent accounting firm to perform agreed upon procedures to verify its calculations. Upon completing its determination, the Committee shall notify the Grantee, in the form and manner as determined by the Committee, of the number of Earned Performance Share Units that will be subject to the service vesting provisions of Section 4.
(c)    If the number of Grantee’s Earned Performance Share Units is less than the number of Grantee’s Target Performance Share Units, the excess Target Performance Share Units and any related unpaid RSU Dividend Equivalents will immediately be cancelled. If the number of Grantee’s Earned Performance Share Units exceeds the number of Grantee’s Target Performance Units, Grantee will be awarded a number of additional Performance Share Units so that the number of Grantee’s Target Performance Share Units and such additional Performance Share Units will equal the number of Grantee’s Earned Performance Share Units.

4.    Vesting during Service Period.
(a)    Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 5 or 6 of this Agreement or Section 13.1(b) of the Plan and subject to Section 4(c) and the forfeiture provisions of this Agreement, the Earned Performance Share Units shall become vested on February 15th following the end of the Performance Period.
(b)    On the Vesting Date, subject to the satisfaction of any other applicable restrictions, terms, and conditions, any RSU Dividend Equivalents with respect to the Earned Performance Share Units that have not vested up to that point (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Earned Performance Share Units related thereto shall have become vested in accordance with this Agreement.
(c)    Notwithstanding the foregoing, in the event the Grantee is suspended (with or without compensation) or is otherwise not in good standing with the Company or any Subsidiary as determined by the Company’s General Counsel due to an alleged violation of the Company’s Code of Conduct, applicable law, or other misconduct (a “Suspension Event”), the Company has the right to suspend the vesting of the Earned Performance Share Units until the day after the Company (as determined by the General Counsel or his/her designee) has determined (x) the suspension has lifted or (y) the Company determines that the lack of good standing has been cured (each, the “Recovery Date”). If the Suspension Event has occurred and prior to the Recovery Date, the Grantee dies, is Disabled, or is terminated without Cause, then the provisions of this Sections 4(a) and 4(b), and Section 5 continue to apply notwithstanding the Suspension Event. If the Grantee resigns (including due to Retirement) or is terminated for Cause prior to the Recovery Date then the unvested Earned Performance Share Units will be terminated without any further vesting after the date of the Suspension Event, unless otherwise agreed by the Company.
5.    Termination, Death, or Disability
Subject to the remaining provisions of this Section 5 and to Sections 6 and 7, in the event of Termination of Service at any time during the Performance Period, the Grantee shall thereupon forfeit the Grantee’s Target Performance Share Units, any related Unpaid RSU Dividend Equivalents, and any rights hereunder, except as indicated below:
(a)    If the Termination of Service during the Performance Period is due to death or Disability, then the Grantee’s estate will be entitled to the Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents. Subject to the foregoing, the Target Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and will be settled in accordance with Section 8 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred.
If the Termination of Service during the Performance Period or Service Period is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause, resignation by the Grantee for Good Reason, or Retirement, then the Grantee’s Target Performance Share Units or Earned Performance Share Units, as applicable, will be forfeited, provided that the Committee may determine, in its sole discretion, that a portion of the Grantee’s Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture in such amount as the Committee may determine, and shall be settled in accordance with Section 8 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred, provided that in no event shall the amount or terms of such settlement be more favorable to the Grantee than if the Grantee’s service had continued through the Performance Period. In the event of a Termination of Service due to termination of the Grantee by the Company or any of its Subsidiaries without Cause, resignation by the Grantee for Good Reason, or Retirement following the achievement of a Banked Payout but prior to the Vesting Date, the pro-rata portion of the Banked Payout amount will become fully vested upon termination, which pro-rata portion will be determined by taking the ratio, the numerator of which is the number of days between the start of the Performance Period and the date of Grantee’s Termination of Service, inclusive, and the denominator of which is the days in the Performance Period, and multiplying such ratio by the Banked Payout to be received by Grantee.

(b)    Notwithstanding the above, if the Termination of Service during the Service Period is due to death, Disability, or Retirement, then the Grantee’s Earned Performance Share Units, as determined by the Committee, will become vested and paid in accordance with Section 8 of this Agreement.
(c)    If the Termination of Service during either the Performance Period or the Service Period is due to termination of the Grantee by the Company or any of its Subsidiaries for Cause or resignation by the Grantee without Good Reason, then the Grantee’s Target Performance Share Units or Earned Performance Share Units, as applicable, will be forfeited in full.
6.    Change in Control.
(a)    If an Approved Transaction, Board Change, or Control Purchase occurs on or before the Grantee’s Termination of Service and (x) this Agreement is not continued on the same terms and conditions or (y) in the case of an Approved Transaction, the Committee, as constituted prior to such Approved Transaction, has not determined, in its discretion, that effective provision has been made for the assumption or continuation of this Agreement on terms and conditions that in the opinion of the Committee, are as nearly as practicable, equivalent for the Grantee to the terms and conditions of this Agreement, taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the LBTY__ may be changed, converted, or exchanged in connection with the Approved Transaction, then the provisions of this Section 6(a) will apply, subject to Section 7:
(i)    If the Approved Transaction, Board Change, or Control Purchase occurs during the Performance Period, then the Grantee will be deemed to have earned a number of Earned Performance Share Units equal to the Grantee’s Target Performance Share Units. Such Earned Performance Share Units, and any related Unpaid RSU Dividend Equivalents shall thereupon become vested and will be settled in accordance with Section 8 promptly following the occurrence of the Board Change or Control Purchase, but in any event no later than 30 days following such occurrence, or immediately prior to consummation of the Approved Transaction. The accelerated vesting and settlement contemplated by this clause (i) will be in full satisfaction of the Grantee’s rights hereunder.
(ii)    If the Approved Transaction, Board Change, or Control Purchase occurs during the Service Period, the Grantee’s remaining Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will vest and no longer be subject to a risk of forfeiture upon the occurrence of the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be settled in accordance with Section 8 promptly following the occurrence of the Board Change or Control Purchase, but in any event no later than 30 days following such occurrence, or immediately prior to consummation of the Approved Transaction. The accelerated vesting and settlement contemplated by this clause (ii) will be in full satisfaction of the Grantee’s rights hereunder.
(b)    If an Approved Transaction, Board Change, or Control Purchase occurs on or before the Grantee’s Termination of Service and the provisions of Section 6(a) do not apply because of the assumption or continuation of this Agreement as described therein, then the following will apply, subject to Section 7:
(i)    If the Approved Transaction, Board Change, or Control Purchase occurs during the Performance Period, then the Grantee will thereupon be deemed to have earned a number of Earned Performance Share Units equal to the Grantee’s Target Performance Share Units, and the Grantee shall continue to be subject to the service and vesting requirements of, and to have the rights otherwise provided under, this Agreement with respect to such Earned Performance Share Units.
(ii)    If the Approved Transaction, Board Change, or Control Purchase occurs during the Service Period, the Grantee will continue to have the rights otherwise provided under this Agreement with respect to the Earned Performance Share Units.

(iii)    In the event of a Termination of Service occurs after the Approved Transaction, Board Change, or Control Purchase due to termination of the Grantee by the Company or any of its Subsidiaries for Cause or resignation by the Grantee, but excluding resignation as a result of Disability or for Good Reason, the Grantee shall, effective upon such Termination of Service, forfeit any then unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred.
(iv)    In the event of Termination of Service occurs after the Approved Transaction, Board Change, or Control Purchase due to death, Disability, or Retirement, resignation by the Grantee for Good Reason or termination by the Company or any of its Subsidiaries without Cause, then effective upon such Termination of Service, the Grantee’s then unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalent shall become vested and no longer subject to a risk of forfeiture. Settlement in accordance with Section 8 of such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will be made (x) if the Termination of Service occurs during the Performance Period, as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred, and (y) if the Termination of Service occurs during the Service Period, as of the originally scheduled Vesting Date.
7.    Forfeiture and Recoupment Policy.
(a)    Except when the Grantee’s Termination of Service is due to death, Disability, or Retirement, the accelerated vesting of Performance Share Units contemplated or permitted by Sections 5 and 6 shall be contingent upon execution by the Grantee, no later than the 60th day after the Termination of Service, of a separation agreement that includes, in the Committee’s discretion, a general release, non-solicitation agreement, confidentiality agreement, and, if the Committee in its discretion so requires, a non-competition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee, which form shall be provided by the Company to the Grantee within 15 days after the Termination of Service.
(b)    If the Grantee breaches any restrictions, terms, or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Performance Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Performance Share Units contrary to the terms of the Plan or this Agreement), the unvested Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, will, at the Committee’s discretion, be forfeited.
(c)    In accordance with the Company’s Dodd-Frank Clawback Policy (as filed with the Company’s annual report on Form 10-K), if the Company’s consolidated financial statements for any of the years taken into account in the Performance Metric are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the

Committee determines that if the financial results had been properly reported, the number of Earned Performance Share Units would have been lower, then the Grantee shall be required to forfeit the excess amount of his or her Earned Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, or to refund any amounts previously delivered to the Grantee. The Grantee’s excess amount will be allocated ratably across the portions of his or her Earned Performance Share Units previously settled and the portions remaining to be settled, unless otherwise determined by the Committee. The amount allocated to portions of the Grantee’s Earned Performance Share Units that have previously been settled shall be promptly refunded to the Company by the Grantee in cash or by transfer of a number of Shares with a Fair Market Value as of the date transferred to the Company that is equal to the Fair Market Value of the Shares as of the date such shares were previously issued or transferred in settlement of the Earned Performance Share Units and the value of any RSU Dividend Equivalents previously paid with respect thereto. The Company shall have the right, exercisable in the Committee’s discretion, to offset, or cause to be offset, any amounts that the Grantee is required to refund to the Company pursuant to this Section 7(c) against any amounts otherwise owed by the Company or any of its subsidiaries to the Grantee.
(d)    Upon forfeiture of any Target Performance Share Units or Earned Performance Share Units, such Performance Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights hereunder with respect thereto.
8.    Settlement of Vested Performance Share Units. Except as otherwise provided in Sections 5 and 6, settlement of Performance Share Units that vest in accordance with this Agreement shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than 30 days after such Vesting Date. Settlement of vested Performance Share Units shall be made in payment of Shares, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 10.
9.    Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Shares represented by any Performance Share Units unless and until such time as Shares represented by vested Performance Share Units have been delivered to the Grantee in accordance with Section 8. The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Performance Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account.
10.    Delivery by Company. As soon as practicable after the vesting of Performance Share Units and any related Unpaid RSU Dividend Equivalents pursuant to the terms of this Agreement and the Plan, and subject to the withholding referred to in Section 16 of this Agreement, the Company will, in its sole discretion, deliver or cause to be delivered to or at the direction of the

Grantee (i)(a) a certificate or certificates issued or transferred in the Grantee’s name for the Shares represented by such vested Performance Share Units, (b) a statement of holdings reflecting that the Shares represented by such vested Performance Share Units are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (c) a confirmation of deposit of the Shares represented by such vested Performance Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered electronically or personally to the Grantee or, if delivery is by mail, when the Company or its share transfer agent has deposited the certificate or statement of holdings and/or such other documents in the United States or local country mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when (1) deposited into the bank account of the Grantee, or (2) a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or, at the direction of the Grantee, deposited in the United States mail, addressed to the Grantee or his or her nominee.
11.    Nontransferability of Performance Share Units Before Vesting.
(a)    Before vesting and during the Grantee’s lifetime, the Performance Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift, or otherwise, pledged, exchanged, encumbered, or disposed of (voluntarily or involuntarily), other than by assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Performance Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms, and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.
(b)    The Grantee may designate a beneficiary or beneficiaries to whom the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Performance Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
12.    Adjustments. The Performance Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
13.    Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 13.17 of the Plan.
14.    Limitation of Rights. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Shares represented by any Performance Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions, and provisions of this Agreement and the Plan.
15.    Restrictions Imposed by Law. Without limiting the generality of Section 13.9 of the Plan, the Company shall not be obligated to deliver any Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Shares represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with the Act and applicable tax or securities laws.
16.    Taxes.
(a)    To the extent that the Company is subject to withholding tax or employee social security withholding requirements under any national, state, local, or other governmental law with respect to the award of the Performance Share Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangements satisfactory to the

Company to make payment to the Company of the amount required to be withheld under such tax laws or employer social security contribution laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Performance Share Units and any related RSU Dividend Equivalents, the Company shall withhold (i) from the Shares represented by vested Performance Share Units and otherwise deliverable to the Grantee a net number of Shares and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount (subject to compliance with applicable law), unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation) or (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the Earned Performance Share Units through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). Notwithstanding any other provisions of this Agreement, the delivery of any Shares represented by vested Performance Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
(b)    If the Grantee is subject to tax in the United Kingdom and the withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall (assuming the Grantee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act)) constitute a loan owed by the Grantee to the Grantee’s employer (the “Employer”), effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current HM Revenue & Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 16(a). If the Grantee is a director or executive officer and income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.
(c)    At all times prior to the Vesting Date, the benefit payable under this Agreement is subject to a substantial risk of forfeiture within the meaning of Section 409A and Regulation 1.409A-1(d) (or any successor Regulation). Accordingly, this Agreement is not subject to Section 409A under the short-term deferral exclusion. Notwithstanding any other provision of this Agreement, if Grantee is a “specified employee” as such term is defined in Section 409A, and determined as described below, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of a Termination of Service (other than by reason of death) to the Grantee shall not be payable before the earlier of (i) the date that is six months after the date of the Grantee’s Termination of Service, (ii) the date of the Grantee’s death or (iii) the date that otherwise complies with the requirements of Section 409A. The Grantee shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if the Grantee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
17.    Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid, or sent by facsimile and addressed as follows:
Liberty Global Ltd.
1550 Wewatta Street, Suite 1000
Denver, CO 80202
Attn: Legal Department
Fax: 303-220-6691
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
18.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)    this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 13.19 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including the Act and any applicable tax or securities laws;
(b)    subject to any required action by the Board or the Shareholders, the Performance Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Performance Share Units that are then vested.
19.    Grantee Employment or Service.
(a)    Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment or service agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without Cause, or to increase or decrease the Grantee’s compensation from the rate in effect at the date hereof or to change the Grantee’s title or duties.
(b)    The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus, or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance, or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment or service agreement or arrangement with the Grantee.
(c)    It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Sections 5 and 6 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatever nature that the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment or service agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his or her employment or service agreement, if any, will not be enhanced hereby.
(d)    In the event of any inconsistency between the terms hereof or of the Plan and any employment, severance, or other agreement with the Grantee, the terms hereof and of the Plan shall control.

20.    Nonalienation of Benefits. Except as provided in Section 11 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber, or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Grantee or other person entitled to such benefits.
21.    Data Privacy.
(a)    By accepting this Agreement, the Grantee understands that for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Plan, the following personal data of Grantee (“Data”) shall be maintained and processed by the Company and its affiliates including, but not limited to: the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares, or directorships or other positions you hold or held in the Company, its subsidiaries, and affiliates, details of all options, share appreciation rights, performance share units, restricted shares, restricted share units, or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested, or outstanding in the Grantee’s favor, annual performance objectives, performance reviews, and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan.
(b)    The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.
(c)    The Grantee understands that Data will be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or exercise rights to rectify, transfer, remove, or restrict use of Data as permitted by applicable law by contacting in writing the Grantee’s local human resources representative. Notwithstanding the foregoing, Grantee understands that if Grantee subsequently requires the removal of all or any part of Grantee’s Data, the Company may not be able to grant the Target Performance Share

Units evidenced by this Agreement or other equity awards and administer or maintain such awards. For more information on the privacy of the Data, the Grantee may contact the Grantee’s local human resources representative.
22.    Governing Law; Jurisdiction. The validity, interpretation, construction, and performance of this Agreement shall be governed in all respects exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of and agrees that any action to enforce, interpret, or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and the Grantee hereby submits to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts. Each party hereby waives its right to trial by jury.
23.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder,” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
24.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via PDF or other electronic means.
25.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt from time to time.
26.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company each hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors, and assigns.

27.    Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company. If the Grantee does not execute and return this Agreement within 150 days of the Grant Date, the grant of Performance Share Units shall be null and void.
28.    280G Matters. Except as provided in any other agreement between the Grantee and the Company, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of the Payment shall be either (i) reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  For purposes of any Reduction, the Payments that shall be reduced shall be those that provide the Grantee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata. All determinations required to be made under this Section 28 shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Grantee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Grantee. By accepting this Agreement, the Grantee acknowledges and agrees that the provisions of this Section 28 shall apply to all future compensation earned by the Grantee from the Company and its affiliates, and that this Section 28 shall survive the settlement and termination of this Agreement.

Signature Page to Performance Share Units Agreement dated as of ______________ ___, 20__ between Liberty Global Ltd. and the Grantee.

LIBERTY GLOBAL LTD

By: /s/ Bryan H. Hall
Name: Bryan H. Hall
Title: Executive Vice President

ACCEPTED:

Grantee Name:
Address:
City/State/Country:
Optionee ID:

Grant No. _________

Number of Target Performance Share Units (LBTY__) Awarded
18